EXHIBIT 2.3

                      GOULD/EFI INDUCEMENT AGREEMENT


        This Gould/EFI Inducement Agreement (this "Agreement") is made and entered into effective as of July 17, 1997 (the "Effective Date") by and between Gould Electronics Inc., an Ohio corporation ("Gould") and EFI International, Inc., a Delaware corporation ("EFI"), on the one hand, and Sun Microsystems, Inc., a Delaware corporation ("Purchaser") and Sun Microsystems International, B.V., a Netherlands corporation ("SMIBV"), on the other hand. Purchaser and SMIBV are hereinafter sometimes collectively referred to as "Purchaser Parties". Gould, Japan Energy Corporation, a Japanese corporation ("JEC") and EFI, a wholly owned subsidiary of JEC, are hereinafter sometimes collectively referred to as "Seller Parties". The term "Affiliates" shall mean any and all "Affiliates" (as defined for purposes of U.S. federal securities laws) of any of Seller Parties, and all successors and assigns of any of the Seller Parties or any of their respective Affiliates.

                          R E C I T A L S

        A. Purchaser and SMIBV have, concurrently herewith, entered into a certain Asset Purchase Agreement dated as of July 16, 1997 (the "Asset Purchase Agreement") with Seller (as that term is defined in the Asset Purchase Agreement) pursuant to which Seller has agreed to sell to Purchaser Parties, and Purchaser Parties have agreed to purchase, certain assets associated with Seller's Storage Products Business. Seller Parties have each reviewed, and understand, the provisions of the Asset Purchase Agreement. All terms (whether in upper or lower case text or any combination thereof) defined in the Asset Purchase Agreement will have the same meanings assigned to such terms in the Asset Purchase Agreement, except as otherwise expressly defined herein; provided, however, that for purposes of this Agreement the term "material", when used herein with reference to any of Seller Parties or any Affiliate, shall mean any fact, event, action or failure to act, or other circumstance with respect to, involving or affecting any of Seller Parties or any Affiliate that: (i) involves in excess of $350,000 or that results or is reasonably likely to result in a financial loss of at least $350,000, (ii) involves any of the Purchased Assets or any Encumbrance on any of the Purchased Assets or (iii) is otherwise material.

        B. Gould and EFI are principal stockholders and/or debt holders of Seller as of the Effective Date and no other Affiliate is a stockholder or debt holder of Seller.

        C. As a material inducement and consideration for Purchaser Parties to enter into the Asset Purchase Agreement and to pay the Purchase Price provided for therein, and as a material condition precedent to Purchaser Parties' obligations to consummate the transactions contemplated by the Asset Purchase Agreement, Gould and EFI have agreed to enter into and to perform their respective obligations under this Agreement and to be bound by the terms of this Agreement.

        NOW THEREFORE, as a material inducement to Purchaser Parties to enter into, to consummate the transactions contemplated by, the Asset Purchase Agreement, and in consideration of the mutual agreements and promises made herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                              ARTICLE I

        1.0 Representations and Warranties. Gould hereby represents and warrants to Purchaser Parties that all statements in the following subparagraphs of this
Section 1.0 are true and correct:

        1.01 Organization and Good Standing. Gould is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted. Gould is qualified to transact business as a foreign corporation in each jurisdiction in which its failure to be so qualified could reasonably be expected to have a material adverse effect on Gould's condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects. Gould is not in default under or in violation of any provision of its certificate of incorporation or bylaws, both as amended to date.

        1.02 Authorization and Validity. Seller Parties have all necessary right, corporate power, legal capacity and authority to enter into, execute and deliver this Agreement and to perform all of their respective covenants, agreements and obligations under this Agreement. This Agreement has been duly executed and delivered by Seller Parties and will constitute a legal, valid and binding obligation of Seller Parties enforceable against Seller Parties in accordance with its terms. The execution, delivery and performance by each of Seller Parties of this Agreement have been duly and validly approved and authorized by all necessary corporate action on the part of each of Seller Parties, respectively.

        1.03 No Conflict. The execution and delivery of this Agreement by Seller Parties and the performance of this Agreement by Seller Parties and the Affiliates do not and will not (a) breach, violate or conflict with the respective certificates of incorporation or bylaws or other charter documents of any of Seller Parties, in each case as amended to date, (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Seller Parties or, to Seller Parties' knowledge, to any of the Purchased Assets, (c) result in any breach or violation of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a breach, violation or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which any of Seller Parties or any Affiliate is a party or is bound or by which any Purchased Assets are bound or affected or (d) result in the creation of any Encumbrance on any of the Purchased Assets in favor of any of Seller Parties or their respective Affiliates or, to Seller Parties' knowledge, in favor of any other party or person. As of the Effective Date and as of the Closing, no Affiliate, other than Gould and EFI, is or will be a stockholder and/or debt holder of Seller or has or will have any other rights against Seller or any of the Purchased Assets.

        1.04 Consents and Approvals. The execution and delivery of this Agreement by Seller Parties do not, and the performance of this Agreement by Seller Parties and the Affiliates will not, require any consent, approval, authorization or other action by, or filing with or notification to, any court or governmental or regulatory authority or any other third party (except notice to, and the possible need to obtain the consent of, the United States Defense Investigative Service with respect to the transfer of the Purchased Assets by Seller to Purchaser Parties).

        1.05 Financial Statements. Gould has delivered to Purchaser: (i) Gould's audited balance sheet as of December 31, 1996 and audited statement of operations, statement of cash flows and statement of shareholder's equity for the year ended December 31, 1996; (ii) Gould's unaudited balance sheet as of March 31, 1997 (the "Gould Balance Sheet"), and (iii) Gould's unaudited statement of operations for the three (3) month period ended March 31, 1997 (all such financial statements of Gould are hereinafter collectively referred to as the "Gould Financial Statements"). The Gould Financial Statements (a) are in accordance with the books and records of Gould, (b) fairly present the financial condition of Gould at the dates therein indicated and the results of operations for the periods therein specified and (c) have been prepared in accordance with GAAP applied on a consistent basis with prior periods. Gould has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for: (i) those reflected in the Gould Financial Statements or described in accordance with GAAP in the notes thereto; (ii) those that may have been incurred after March 31, 1997, the date of the Gould Balance Sheet (the "Balance Sheet Date") in the ordinary course of Gould's business consistent with past practice; and (iii) those not required by GAAP to be reflected on the Gould Balance Sheet. All reserves established by Gould and reflected in the Gould Balance Sheet are reasonably adequate. At the Gould Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March
1975) which are not adequately provided for in the Gould Balance Sheet as required by said Statement No. 5. Since the Balance Sheet Date, there has been no material adverse change in Gould's assets, liabilities, financial condition or results of operations, except for any write offs by Gould with respect to Gould's investment in Seller and Seller payables to Gould and financial obligations of Seller to Gould on Gould's books and/or the taking of related reserves.

        1.06 Solvency. Gould is Solvent and Gould presently believes, based on recent due inquiry and reasonable assumptions, that it will continue to be Solvent for at least four (4) years after the Closing Date notwithstanding its performance of this Agreement and the consummation by Seller of the transactions contemplated by the Asset Purchase Agreement. During the four (4) year period ending on the Closing Date, none of Seller, any Seller Subsidiary, any other affiliate of Seller or any Seller Party has initiated, taken or attempted to initiate or take, or been the subject of, any Insolvency Action or Insolvency Proceeding and no assets or properties of Seller, any Seller Subsidiary or any other affiliate of Seller or of any Seller Party are subject to any Insolvency Proceeding or Insolvency Action; provided, however, that prior to or after Closing, EFI may be liquidated (but if EFI is so liquidated, EFI and Gould covenant that no Insolvency Proceeding will be involved in connection with such liquidation and that in connection with such liquidation Gould shall succeed to, assume and be bound by all assets, rights, liabilities and obligations of EFI, including without limitation those relating to, arising under or created by this Agreement and any and all Seller stock and debt and related rights and obligations with respect to Seller held by or binding upon EFI). No writ of attachment, execution or similar process has been ordered, executed or filed against any Seller Party or any Seller Party's assets or properties that has not been satisfied or, to the best knowledge of Seller Parties, against Seller or any of its assets or properties that has not been satisfied. Gould has no reason to expect that any of the aforementioned actions, or any similar action, will take place or be taken, and Gould is not aware of any grounds for any of the aforementioned actions or any like action. Neither Gould, nor to Gould's knowledge (except as noted above regarding EFI's possible liquidation not involving an Insolvency Proceeding), any of Seller, any other Seller Party, or any Affiliate, intends to become the subject of any Insolvency Proceeding or Insolvency Action or otherwise to file for protection under any bankruptcy or insolvency law. Without limiting the effect of the last sentence of Recital A above, for purposes of this Article I, the terms "Solvent", "Insolvency Proceeding" and "Insolvency Action" shall have the same respective meanings given to such terms in the Asset Purchase Agreement.

        1.07 No Bankruptcy Proceedings. None of Seller Parties is presently the subject of any Insolvency Action or Insolvency Proceeding; no decree or order for relief has been entered in respect of any Seller Party, voluntarily or involuntarily, under any bankruptcy or insolvency law; and, no receiver, liquidator, sequestrator, trustee, custodian or other officer has been appointed with respect to any Seller Party or any Seller Party's assets and liabilities pursuant to any bankruptcy or insolvency law. No Seller Party has made arrangements for any composition of its indebtedness nor made any assignment for the benefit of creditors, and Gould has no reason to expect that any of the aforementioned actions, or any similar action, will take place or be taken.

        1.08 Intracompany Agreements; Absence of Unwaived Breach. The Seller's Disclosure Letter contains an accurate and complete list and description of each Seller Contract between, among or involving Seller on the one hand and any Seller Party or any Affiliate on the other hand, or otherwise involving, or which may upon default involve, any of the Purchased Assets, including in each case without limitation, any (oral or written) security agreement, deed of trust, mortgage, indenture, lien, UCC-1 Financing Statement, guarantee, indemnity agreement, loan agreement, credit facility, loan commitment, debt instrument or promissory note between or among any of such parties (collectively, "Intracompany Agreements"). A true and complete copy of each of the Intracompany Agreements, as amended to date, has been delivered to Purchaser by Gould or Seller. The Purchased Assets are, or as of immediately prior to the Closing the Purchased Assets will be, free of any and all Encumbrances created by any of the Intracompany Agreements or otherwise arising in favor of any of Seller Parties or any of their respective Affiliates. Except for any rights assigned under Section 3.06 hereof, upon Closing no event or right will exist that gives or would give any Seller Party or any Affiliate any right as to any of the Purchased Assets (except for rights that will have been either waived, released or terminated effective as of the Closing). The sale and transfer of the Purchased Assets and the consummation of the other transactions and actions contemplated by the Asset Purchase Agreement will not violate, breach or cause any default, event of default, or event which with the passage of time would constitute a default, under any of the Intracompany Agreements. Except for breaches, defaults or events of default that will be waived, released or terminated effective as of the Closing expressly to permit the sale and transfer of the Purchased Assets and the consummation of the other transactions and actions contemplated by the Asset Purchase Agreement, and except as to continuing rights or claims of any of the Seller Parties or any Affiliates ("Continuing Gould Claims") none of which will in any way cause any Loss to or result in any Liability or obligation of either of Purchaser Parties or in any way restrict Purchaser Parties' use of, or apply to, any of the Purchased Assets, neither Seller nor any Seller Party nor any Affiliate is in breach of any of the Intracompany Agreements and no event exists which, with the giving of notice or lapse of time or both, would constitute a material breach, default or event of default on the part of Seller, any Seller Party or any Affiliate as to, or of, any of the Intracompany Agreements.

        1.09 Accuracy of Seller Representations. To Gould's knowledge, all of Seller's representations and warranties contained in Article III (as qualified by Seller's Disclosure Letter) and in Article VII of the Asset Purchase Agreement are true and correct as of the date of the Asset Purchase Agreement and will be true and correct as of the Closing Date. Without limiting the preceding sentence (and except as qualified by Seller's Disclosure Letter), all of Seller's representations and warranties contained in Sections 3.05(a) and (d) (No Conflicts) and Section 3.29 (Fair Consideration) of the Asset Purchase Agreement, and all of Seller's representations and warranties in the Asset Purchase Agreement to the extent they relate or apply to any Seller Parties or any right of or obligation to any Seller Party or to any Intracompany Agreement, will be true and correct as of immediately preceding the Closing.

                             ARTICLE II

2.0     Indemnification

        2.01 Definitions. Without limiting the last sentence in Recital A, for purposes of this Article II, the terms "Loss" and "Purchaser Indemnities" shall have the respective meanings given to such terms in Section 9.01 of the Asset Purchase Agreement.

        2.02 Indemnification by Gould. Gould agrees, pursuant to the terms and conditions of this Article II, to indemnify Purchaser, SMIBV and each of the other Purchaser Indemnitees against, and to hold Purchaser, SMIBV and each of the other Purchaser Indemnitees harmless from, any and all Loss arising out of:

                (a) the failure of any representation or warranty of Gould contained in this Agreement to be true and correct, or any fraud or willful misconduct on the part of Gould;

                (b) any breach, violation of, or other failure by Gould or EFI to perform any of their respective covenants or obligations under this Agreement or any breach, violation of, or other failure by JEC to honor the JEC Inducement Agreement between Purchaser Parties and JEC entered into concurrently herewith;

                (c) the failure of any representation or warranty of Seller in
Article III (as qualified by Seller's Disclosure Letter) or Article VII of the Asset Purchase Agreement to be true and correct as of the date of the Asset Purchase Agreement and as of the Closing Date;

                (d) the breach or violation by Seller of any covenant of Seller under the Asset Purchase Agreement;

                (e) any of the Excluded Assets or any of the Excluded Liabilities or any other obligation or Liability of Seller not expressly assumed by Purchaser under the Asset Purchase Agreement;

                (f) the operation or management of the Storage Products Business or the Purchased Assets by Seller at any time or times on or prior to the Closing Date (including without limitation any and all Taxes arising out of, or payable with respect to, Seller's business operations through the Closing Date);

                (g) Liability for (or any Liability applicable to Purchaser, SMIBV or any other Purchaser Indemnitee as a result of) noncompliance with any bulk sales, bulk transfer or similar laws applicable to the transactions contemplated by the Asset Purchase Agreement;

                (h) any demand, claim, debt, suit, cause of action, arbitration, investigation or other proceeding made or asserted by Seller or by a shareholder or creditor of Seller or by any of Seller Parties or by any Affiliate or by any other person or by any receiver or trustee in bankruptcy of Seller or of the property or assets of Seller, asserting that the transfer of the Purchased Assets to Purchaser under the Asset Purchase Agreement constitutes a fraudulent conveyance, fraudulent transfer or a preference under any applicable state or federal law, including, but not limited to, the United States Bankruptcy Code;

                (i) any (A) Foreign Employee Liabilities; or (B) any amount paid to or other Liability incurred with respect to any Mandated Employee; or (C) any demand, claim, debt, suit, cause of action, arbitration, investigation or other proceeding made or asserted by any Mandated Employee or any other employee or independent contractor of Seller, any Seller Subsidiary or any affiliate of Seller or any former employee or independent contractor of Seller, any Seller Subsidiary or any affiliate of Seller, that relates in any manner to any alleged, actual or constructive termination by Seller, any Seller Subsidiary or any affiliate of Seller of such person's employment or the services of such person, or that involves a claim of adverse employment action, relocation, promotion, demotion, unequal pay or any other matter relating to the employment of such person by Seller, any Seller Subsidiary or any affiliate of Seller;

                (j) any Continuing Gould Claims or any pursuit, collection or enforcement thereof by any of Seller Parties; and/or

                (k) termination by Seller, any Seller Subsidiary or any affiliate of Seller of the employment of any of the Employees at any time prior to, on or after the Closing Date, severance benefits related to any Employee's termination of employment with Seller, any Seller Subsidiary or any Seller affiliate, and any failure by Seller, any Seller Subsidiary or any Seller affiliate to pay or withhold any Taxes payable with respect to the employment by Seller, any Seller Subsidiary or any Seller affiliate of any Employee or any failure by Purchaser to hire such Employee.

                (l) the failure of the closing condition set forth in Section 8.02(bb) of the Asset Purchase Agreement to have been satisfied (whether or not such condition was waived by Purchaser), or any failure of Purchaser and SMIBV to have the Noninfringing Test Software Use Right from and after Closing or any claim by any party that Purchaser's or SMIBV's use of the Test Software, or other exercise or attempted exercise of the Noninfringing Test Software Right, infringes any third party's Intellectual Property Rights or any Loss or Liabilities associated with acquiring the Noninfringing Test Software Use Right and related licenses from all parties whose Intellectual Property Rights might be infringed by Purchaser's use of the Test Software in connection with the Storage Products Business and, if such rights and licenses cannot be acquired, all Loss related to developing or having developed new, noninfringing Test Software for use in connection with the Storage Product Business in replacement of the Test Software used by Seller or related to hiring third parties to provide services equivalent to those Purchaser could provide itself if it had a Noninfringing Test Software Use Right.

                (m) any claim for fees or costs of, or amounts payable pursuant to indemnification obligations to, Genesis, including without limitation the $250,000 fee Seller owes to Genesis.

        2.03    Procedures for Indemnification

                (a) As used herein, an "Indemnified Party" means a Purchaser Indemnitee seeking indemnification pursuant to Section 2.02 hereof. The Indemnified Party agrees to give Gould prompt written notice of any event, or any claim, action, suit, demand, assessment, investigation, arbitration or other proceeding by or in respect of a third party (a "Third Party Claim") of which it has knowledge, for which such Indemnified Party is entitled to indemnification under this Article II. No delay on the part of an Indemnified Party in giving Gould notice of a Third Party Claim shall relieve Gould from any obligation hereunder unless (and then solely to the extent) that Gould is materially prejudiced thereby.

                (b) Gould will have the right, at its sole cost and expense, to defend the Indemnified Party against the Third Party Claim with counsel of Gould's choice that is reasonably satisfactory to the Indemnified Party so long as: (i) Gould notifies the Indemnified Party in writing within ten (10) days after the Indemnified Party has given notice of the Third Party Claim that Gould intends to undertake such defense; (ii) Gould provides each Indemnified Party with evidence reasonably acceptable to the Indemnified Party that Gould will have the financial resources required to defend against the Third Party Claim and fulfill its indemnification obligations hereunder; (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief (provided, however, that Gould will have the right, at its sole cost and expense, to defend the Indemnified Party against any such Third Party Claim seeking both money damages and an injunction with counsel of Gould's choice that is reasonably satisfactory to the Indemnified Party so long as the Indemnified Party has the right through its own counsel and at Gould's expense to participate in the injunction portion of any such proceeding and has the right, directly or through its counsel, to control all tactical decisions in opposing any such application for an injunction); (iv) Gould conducts the defense of the Third Party Claim actively and diligently; and (v) the counsel chosen by Gould does not have any conflict of interest in representing the interests of the Indemnified Party.

                (c) So long as Gould is conducting the defense of the Third Party Claim in accordance with Section 2.03(b) above, (i) the Indemnified Party may retain separate co-counsel and participate in the defense of the Third Party Claim at its own cost and expense (except as provided in Section 2.03(d) below) and shall have the right to receive copies of all pleadings, notices and communications with respect to the Third Party Claim to the extent no attorney-client privilege is thereby waived, (ii) the Indemnified Party may participate in settlement negotiations with respect to the Third Party Claim, and (iii) Gould will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless (A) the affected Indemnified Party consents thereto in writing (which consent will not unreasonably be withheld) or (B) the settlement, compromise or consent includes an unconditional release of the affected Indemnified Party from all liability with respect to the claim.

                (d) If Gould does not elect to assume control of or otherwise participate in the defense or settlement of any Third Party Claim, or if Gould does so elect but any of the conditions in Section 2.03(b) above is or becomes unsatisfied, or if Gould ceases at any time to actively defend the Third Party Claim, then, (i) the Indemnified Party may defend against and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim, provided, however, that Gould (A) shall have the right to receive copies of all pleadings, notices and communications with respect to the Third Party Claim so long as the receipt of such documents by Gould does not affect any attorney-client privilege relating to the Indemnified Party, and (B) may participate in settlement negotiations with respect to the Third Party Claim and the Indemnified Party shall not enter into any settlement of the Third-Party Claim without the prior written consent of Gould (which consent shall not be unreasonably withheld), (ii) Gould will reimburse the Indemnified Party promptly and periodically for all costs and expenses incurred in defending against the Third Party Claim (including without limitation reasonable attorneys' and experts fees and expenses and court and arbitration costs), and (iii) Gould will remain responsible for any Loss the Indemnified Party may suffer resulting from, arising out of, relating to or caused by the Third Party Claim to the fullest extent provided in this Article II.

        2.04  No Limitation Except Applicable Cap and Gould Basket.

                (a) Gould's liability to indemnify Purchaser Parties and other Indemnified Parties for Loss under this Article II shall not be subject to any limitation except for the Gould Basket (as defined and described below) and except for the Applicable Cap limitation (as defined and described below).

                (b) The aggregate Loss recoverable by Indemnified Parties (considered together as a group) against Gould under this Article II shall not exceed: (i) $185,000,000 in the aggregate; (ii) $185,000,000 as to claims arising in the First Contract Year; or (iii) $110,000,000 as to claims arising in the Second Contract Year (collectively, the "Applicable Cap"). The "First Contract Year" and the "Second Contract Year" are the two successive annual periods ending on the first and on the second anniversaries of the Closing Date, respectively. A claim shall be deemed to arise in a Contract Year if any of the material facts giving rise to such claim, or any Loss resulting from facts asserted in such claim, first occurred or were first suffered in that Contract Year. Gould shall have no liability under this Article II for any claims for indemnification hereunder first asserted at any time after the fourth (4th) anniversary of the Closing Date (with respect to claims or Loss relating to or arising from any fraud or willful misconduct on the part of Gould) or first asserted at any time after the third (3rd) anniversary of the Closing Date (as to any claims or Loss not relating to or arising from any fraud or willful misconduct on the part of Gould) or for any claims not deemed to arise (as defined above) in the First Contract Year or in the Second Contract Year.

                (c) Notwithstanding the foregoing provisions of this Section 2.04, the Applicable Cap shall not limit the amount of Gould's indemnity liability for, and Purchaser and any other Indemnified Party shall be entitled to recover from Gould, any and all Loss arising from: (i) fraud or willful misconduct on the part of Gould; (ii) any Loss resulting from any Seller Parties and/or any of their respective Affiliates (and/or any successors or assigns of any thereof to the extent such successors or assigns take any action whatsoever with respect to or in relation to any claim of any of the Seller Parties against Seller ("Assigns")), instituting or causing to be instituted any Insolvency Action or any Insolvency Proceeding relating to Seller or any of Seller's assets at any time prior to the end of the Second Contract Year; (iii) any rescission of or injunction against the purchase by Purchaser Parties of the Purchased Assets pursuant to the Asset Purchase Agreement occurring in the First Contract Year; or (iv) any Continuing Gould Claims or the pursuit, collection or enforcement thereof by any Seller Party and/or any of its Affiliates or any Assigns; provided, however, that in no event will Losses in excess of the Applicable Cap for which Purchaser Parties may be indemnified hereunder include special or consequential damages or lost profits (but this proviso will not apply to limit the types of Loss recoverable by any Purchaser Parties below the Applicable Cap).

                (d) For purposes of this paragraph (d), the term "Encore Loss" shall mean any Loss arising solely out of the matters described in Sections 2.02(c), (d), (e), (f), (g), (i), (k), (l) or (m) hereof or solely as a result of a breach of Section 1.09 hereof. Gould shall not be required to provide indemnification for any Encore Loss to Purchaser Parties and other Indemnified Parties under this Article II unless and until the aggregate Encore Loss for which one or more Indemnified Parties seeks indemnification hereunder exceeds an aggregate of Five Hundred Thousand Dollars ($500,000) (the "Gould Basket"), in which event Gould shall be liable to indemnify the Purchaser Parties and the Indemnified Parties for all Encore Loss, including any Encore Loss within the Gould Basket. There shall be no Gould Basket or other "basket" of any amount with respect to any Loss other than an Encore Loss. Notwithstanding the foregoing, Purchaser and any other Indemnified Party shall be entitled to recover from Gould any Loss, regardless of the Gould Basket, arising from any of the matters described in clauses (i), (ii), (iii) or (iv) of Section 2.04(c) above or arising from the failure of any representation or warranty of Seller contained in Article VII of the Asset Purchase Agreement to be true and correct as of the Closing or arising from the fraud or willful misconduct on the part of Seller.

                              ARTICLE III

3.0     Covenants

        3.01    Covenant Not to Compete.

                (a) Non-Competition Covenant. Subject to the following provisions of this Section 3.01, as a material inducement and consideration for Purchaser Parties to enter into the Asset Purchase Agreement, for a period of five (5) years from and after the Closing Date (such five (5) year period of time being hereinafter called the "Restricted Period"), Gould will not, within the Restricted Area (as defined below) carry on any business, or own (in whole or in part), operate, advise, assist or lend funds to or invest funds in, any person, firm, partnership, limited liability company, business, corporation or other entity or enterprise that competes, in any material respect, with the Storage Products Business (the "Restricted Business"). As used herein, the term "Restricted Area" means any state of the United States of America or any geographic area within any other country in which Purchaser or SMIBV or their respective affiliates, directly or indirectly, at any time carries on or engages in business. During the Restricted Period, Gould further agrees not to interfere with, disrupt or attempt to disrupt or otherwise adversely affect the relationship between Purchaser or SMIBV and any third party, including without limitation any customer, supplier or employee of Purchaser or SMIBV, with respect to the Restricted Business.

                (b) Non-Solicitation. For a period of three (3) years after the Closing Date, Gould shall not, directly or indirectly, solicit any Employee hired by Purchaser or any affiliate of Purchaser to (i) become employed by Gould or any Affiliate or (ii) terminate such Employee's employment with or services to Purchaser or any affiliate of Purchaser.

                (c) Injunctive Relief; Interpretation. In the event of a breach of any of the covenants set forth in this Section 3.01, Purchaser and SMIBV will each be entitled to an injunction against Gould restraining such breach in addition to any other remedies available at law or in equity. In the event that any covenant in this Section 3.01 is held to be invalid, illegal or unenforceable by any court of competent jurisdiction or any other governmental authority in any respect, it is agreed and understood that such covenant will not be voided but rather will be construed to impose limitations upon Gould's activities no greater than allowable under then applicable law.

                (d) Gould. As used in this Section 3.01, the term "Gould" includes, in addition to Gould itself, each person (as defined in the Asset Purchase Agreement) 50% or more of the equity interests of which is beneficially owned by Gould (within the meaning of the Securities Act) or that is otherwise controlled by Gould (each a "Gould Subsidiary") and all directors, officers, employees, stockholders, agents, subsidiaries and Affiliates of Gould or any Gould Subsidiary or any other Seller Party acting on behalf of, or at the direction of or with the direct or indirect assistance of Gould, any Gould Subsidiary or any other Seller Party.

        3.02 Further Actions to Avoid Breach of Intracompany Agreements. Seller Parties will take all actions required on their part or on the part of any Affiliate (including without limitation the filing of termination statements with respect to all UCC-1 Financing Statements, and the termination of any security agreements, describing or with respect to any of the Purchased Assets), and will cause Seller to take all actions on its part required, to ensure that: (i) no breach or default under any of the Intracompany Agreements will result from execution or performance of the Asset Purchase Agreement or any of the transactions contemplated thereby; (ii) as of the Closing, none of the Purchased Assets shall be encumbered by any Encumbrance arising under any of the Intracompany Agreements or be subject to any other interest or right of any Seller Party (or of any Affiliate) created by any of the Intracompany Agreements or otherwise; and (iii) title to all the Purchased Assets shall, when transferred from Seller to Purchaser Parties at the Closing, be free and clear of any right or interest of any Seller Party or of any Affiliate or any Gould Subsidiary.

        3.03 Further Assurances as to Continued Seller Solvency. Gould shall, except as otherwise consented to in writing by Purchaser:

                (i) take all actions (including without limitation making continued capital infusions in Seller, defending, discharging or seeking dismissal of third party claims or suits against Seller or the Purchased Assets, forgiving or restructuring indebtedness owed by Seller to any Seller Party or Gould Subsidiary, terminating or modifying (or causing to be terminated or modified) any Intracompany Agreements and releasing or terminating any Encumbrances on any of the Purchased Assets created by any of the Intracompany Agreements or otherwise), and

                (ii) forbear (and cause EFI to forbear) from causing Seller, any successors or assigns of Seller, or any of the Purchased Assets from becoming involved in or subject to any Insolvency Action or Insolvency Proceeding and from otherwise taking any actions to enforce any rights or remedies of Seller Parties with respect to any claims any Seller Party or any Affiliate may have against Seller or against or with respect to the Purchased Assets, in each case
(i) and (ii) as required to ensure that (a) Seller is Solvent as of the Effective Date and at the Closing Date; and (b) Seller (1) remains Solvent and
(2) does not become the subject of any Insolvency Action or any Insolvency Proceeding, in each case (b)(1) and (b)(2) for a period of one (1) year after the Closing Date. Without limiting the foregoing in any way, Gould and EFI shall not, except as otherwise consented to in writing by Purchaser (which consent will not unreasonably be withheld), for a period of one (1) year after the Closing Date, institute or cause Seller to become involved in any Insolvency Action or any Insolvency Proceeding, including without limitation by institution of an involuntary proceeding in bankruptcy or by voting as a stockholder, or causing any representatives of Gould on Seller's Board of Directors to vote as a director, in favor of any proposal to liquidate, wind up or dissolve Seller.

        3.04. Fairness of Consideration. Gould represents, and each of Seller Parties hereby acknowledges and stipulates, for itself and its respective Affiliates, as follows and agrees never to assert to the contrary at any time or in any circumstances: (i) the consideration paid and agreements made by Purchaser Parties under the Asset Purchase Agreement for the Purchased Assets represent fair and reasonably equivalent consideration for the Purchased
Assets and all other assignments and agreements made by Seller under the Asset Purchase Agreement and the Ancillary Agreements, (ii) Seller is not entering into the Asset Purchase Agreement or any Ancillary Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by the Asset Purchase Agreement and the Ancillary Agreements will not have any such effect; and (iii) the transactions contemplated in the Asset Purchase Agreement or any Ancillary Agreements will not give rise to any right or ability of any Seller Party, any Gould
Subsidiary or any Affiliate, or to Gould's knowledge, of any other creditor or shareholder of Seller, to assert any claim whatsoever against any Purchaser Party or any of the Purchased Assets in the hands of any Purchaser Party or any Purchaser Party's successors and assigns following the Closing or to in any way challenge the sale of the Purchased Assets to Purchaser Parties under the Asset Purchase Agreement.

3.05 Opinion of Counsel. At the Closing, counsel to Seller Parties will provide a legal opinion as to the truth of the statements in Sections 1.02,
1.03 and 1.04 as respects each of the Seller Parties and as to the enforceability of all provisions of this Agreement against Gould and EFI (except Section 4.02 and Section 4.05 hereof, the enforceability of which can be excluded from any such opinion, and except for standard exceptions as to statutory or public policy limitations applicable to the extent the scope of the Restricted Business exceeds, or the duration of the Non-Competition Covenant in Section 3.01(a) is in excess of, such scope or duration as are deemed reasonably necessary to protect Purchaser Parties' reasonable interests).

3.06 Assignment of Gould License Agreement. Gould hereby represents and warrants to Purchaser Parties that Gould is the permitted successor or assign of all rights of Gould, Inc., a Delaware corporation, under that certain Intellectual Property License Agreement among Gould, Inc., Seller and Encore Computer U.S., Inc. and that certain Escrow, Access and Training Agreement among the same parties, each dated as of January 28, 1991, as amended through Closing (collectively, the "Gould License Agreements"). Gould further represents that no sublicenses have been granted nor have any items, derivatives or works protectible by Intellectual Property Rights been created, pursuant to any rights granted under the Gould License Agreements. Gould shall, upon receipt of written request from Purchaser, assign to Purchaser Parties, effective as of the Closing Date, all right, title and interest of Gould (but none of Gould's obligations or Liabilities, if any) arising under, relating to or granted or imposed by the Gould License Agreements, including without limitation in or to any of the Purchased Assets. Gould shall, upon receipt of written request from Purchaser, take all further actions required to cause Gould's non-exclusive technology license rights, rights to obtain source code, rights to access and training and other rights arising under, relating to or granted by the Gould License Agreements to be assigned to Purchaser Parties effective as of the Closing Date, such that Purchaser Parties shall be able to exercise all rights Gould was entitled to exercise under or as a result of its entry into the Gould License Agreements as if Purchaser Parties were the original parties thereto. A true and complete copy of the Gould License Agreements are attached hereto as Appendix A.

                                ARTICLE IV

4.0     General Release; Covenant Not to Sue; Waiver of Defenses.

                4.01 General Release by Seller Parties. Each of Seller Parties does hereby, for itself and its respective Affiliates, officers, directors, stockholders, employees, agents, legal successors and assigns (collectively, the "Releasing Parties"), release and absolutely and forever discharge each of Purchaser Parties and all affiliates (as defined under the Securities Act but excluding shareholders of Purchaser) thereof and each of the respective shareholders, officers, directors, employees, agents, attorneys, legal successors and assigns of any of Purchaser Parties or any affiliate (as defined immediately above) thereof (collectively, the "Released Parties"), of and from any and all claims, demands, damages, debts, liabilities, accounts, reckonings, obligations, costs, expenses, liens, actions and causes of action of every kind and nature whatsoever, whether now known or unknown, suspected or unsuspected, which the Releasing Parties now have, own or hold or at any time heretofore ever had, owned or held or could, shall or may hereafter have, own or hold against the Released Parties (or any of them) based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time to and including the date hereof, or arising on or after the date hereof, in connection with the facts, circumstances and events relating to the Purchased Assets or to any of the transactions contemplated by the Asset Purchase Agreement or any of the Ancillary Agreements or any of the Intracompany Agreements or any Liability or obligation thereunder or any of the Continuing Gould Claims or any pursuit, collection or enforcement thereof by any of Seller Parties (collectively, together with the enumerated examples below, the "Released Matters"), including without limitation any claim or allegation by any of the Releasing Parties or any other party that: (i) any of the Released Parties is on any theory liable for any of the debts or obligations or Liabilities of Seller not expressly assumed by Purchaser under the Asset Purchase Agreement (including without limitation any Liability arising under any of the Intracompany Agreements or any of the Continuing Gould Claims); (ii) any of the Released Parties is on any theory liable to any of the Releasing Parties for any claim, cause of action, loss, damages or other amount whatsoever, as a result of Purchaser Parties' purchase of the Purchased Assets; (iii) any of the Releasing Parties has any right in, claim as to or Encumbrance on or with respect to, any of the Purchased Assets; or (iv) the purchase of the Purchased Assets under the Asset Purchase Agreement constituted a fraudulent conveyance, a fraudulent transfer, or a preference or was otherwise improper, unlawful or violative of any rights of any of the Releasing Parties under the Intracompany Agreements or otherwise (all of which foregoing matters are hereinafter referred to as and included within the "Released Matters"). It is the intention of Seller Parties that the release set forth above in this Section 4.01 shall be effective as a full and final accord and satisfaction and general release by each of the Releasing Parties of and from all claims now existing or hereafter arising against any of the Released Parties relating to any of the Released Matters.

        4.02 Waiver of Unknown Claims. In furtherance of the intentions set forth herein, each of Seller Parties acknowledges, for itself and each of the other Releasing Parties, that it is familiar with Section 1542 of the Civil Code of the State of California (and similar laws of the States of Ohio and Florida and of Japan), which provides as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Each of Seller Parties, for itself and each of the other Releasing Parties, hereby waives and relinquishes any right or benefit which it has or may have under Section 1542 of the Civil Code of the State of California or any similar provision of the statutory or nonstatutory law of any other jurisdiction (including without limitation the States of Ohio and Florida and of Japan), to the full extent that it may lawfully waive all such rights and benefits pertaining to the subject matter of this Agreement. In connection with such waiver and relinquishment, each of Seller Parties acknowledges that it is aware that it or its attorneys or accountants may hereafter discover claims or facts in addition to or different from those which it now knows or believes to exist with respect to the subject matter of this Agreement or of the Asset Purchase Agreement or the Released Parties, but that it is its intention hereby fully, finally and forever to settle and release, for itself and each of the other Releasing Parties, all of the Released Matters which now exist, may exist or heretofore have existed or which arise on or after the date hereof as to all of the Released Parties. In furtherance of this intention, the release herein given by Seller Parties for themselves and each of the other Releasing Parties shall be and remain in full force and effect as a full and complete release, and operate as a full release of claims hereafter arising, notwithstanding the discovery or existence of any such additional or different claims or facts.

        4.03 Authorized Release. Each of Seller Parties warrants and represents that it is the sole and lawful owner of all right, title and interest in and to all of the respective Released Matters as to which it is the Releasing Party and that it has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred (or purported to assign or transfer) to any person whomsoever any Released Matter or any part or portion thereof of any claim, demand or right against any Released Party. Seller Parties shall indemnify and hold harmless the Released Parties from and against any Loss based on, or arising in connection with or out of any such assignment or transfer (or purported or claimed assignment or transfer).

        4.04 Covenant Not to Sue. Each of Seller Parties hereby agrees not to sue or otherwise bring any claim against any of the Released Parties on or with respect to any of the Released Matters or against or with respect to any of the Purchased Assets, in each case whether by way of complaint, cross-complaint, cross claim, set off, defense or by any other means or manner in any court, other tribunal or otherwise. Each of Seller Parties hereby further agrees not to take any action against or with respect to any of the Purchased Assets utilizing any of Seller Parties' rights as a creditor, secured creditor or stockholder, including without limitation any foreclosure action or any action permitted to be taken by a secured party under the Uniform Commercial Code as adopted in any jurisdiction or any action permitted to be taken by a lienholder or judgment creditor under applicable state laws (including without limitation, attachment and garnishment actions and imposition of or execution upon any lien).

        4.05 KNOWING AND EXPLICIT WAIVERS. THE SELLER PARTIES ACKNOWLEDGE THAT PURCHASER PARTIES ARE RELYING ON THIS AGREEMENT IN ENTERING INTO THE ASSET PURCHASE AGREEMENT AND THE ANCILLARY AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY. SELLER PARTIES AND/OR THEIR RESPECTIVE AFFILIATES ARE PRINCIPAL STOCKHOLDERS AND/OR DEBT HOLDERS OF SELLER AND ACCORDINGLY SELLER PARTIES REPRESENT THAT THEY FULLY UNDERSTAND THE BUSINESS, PROSPECTS, CASH POSITION, LIABILITIES, OPERATING RESULTS AND FINANCIAL CONDITION OF SELLER AND THE PROVISIONS OF THE ASSET PURCHASE AGREEMENT AND THE ANCILLARY AGREEMENTS. SELLER PARTIES HAVE ENTERED INTO THIS AGREEMENT BASED SOLELY ON THEIR INDEPENDENT KNOWLEDGE OF THESE FACTS RELATING TO SELLER AND SELLER PARTIES ACCORDINGLY ASSUME FULL RESPONSIBILITY FOR OBTAINING ANY FURTHER INFORMATION WITH RESPECT TO SELLER OR THE CONDUCT OF SELLER'S BUSINESS. SELLER PARTIES REPRESENT THAT, AS BETWEEN SELLER PARTIES AND PURCHASER PARTIES, SELLER PARTIES ARE NOW AND WILL FOREVER REMAIN RESPONSIBLE FOR ASCERTAINING THE FINANCIAL CONDITION OF SELLER. EACH OF SELLER PARTIES WAIVES ANY DUTY ON THE PART OF ANY OF THE RELEASED PARTIES TO DISCLOSE TO IT, AND AGREES THAT IT IS NOT RELYING ON OR EXPECTING ANY OF THE RELEASED PARTIES TO DISCLOSE TO IT, ANY FACT NOW OR HEREAFTER KNOWN BY ANY OF THE RELEASED PARTIES RELATING TO THE OPERATION OR CONDITION OF SELLER. SELLER PARTIES WAIVE ANY RIGHT TO ASSERT AGAINST ANY PURCHASER PARTIES ANY DEFENSES OR SET-OFF RIGHTS SELLER HAS OR MAY ACQUIRE AGAINST ANY OF PURCHASER PARTIES. SELLER PARTIES HEREBY WAIVE, FOR THEMSELVES AND EACH AFFILIATE, ANY AND ALL DEFENSES BASED UPON OR ARISING BY REASON OF (A) ANY DISABILITY OR OTHER DEFENSE OF SELLER OR ANY OTHER PERSON, (B) THE CESSATION, OR ANY LIMITATION, FROM ANY CAUSE WHATSOEVER, OF ANY LIABILITY OF SELLER OR ANY PORTION THEREOF, (C) ANY LACK OF AUTHORITY OF ANY AGENT OR OTHER PERSON ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER, (D) ANY DEFECT IN THE FORMATION OR OTHER CORPORATE FORMALITIES OF SELLER, (E) THE APPLICATION BY SELLER OF THE PURCHASE PRICE OR ANY PORTION THEREOF FOR PURPOSES OTHER THAN THE PURPOSES REPRESENTED TO, OR INTENDED OR UNDERSTOOD BY SELLER PARTIES OR ANY AFFILIATE, INCLUDING WITHOUT LIMITATION THE DISTRIBUTION BY SELLER OF ANY PORTION OF THE PURCHASE PRICE TO ANY CREDITOR OR SHAREHOLDER OTHER THAN SELLER PARTIES; (F) ANY ACT OR OMISSION BY SELLER OR PURCHASER PARTIES THAT DIRECTLY OR INDIRECTLY, BY OPERATION OF LAW OR OTHERWISE, RESULTS IN OR AIDS THE DISCHARGE OF SELLER, ANY LIABILITIES OF SELLER OR ANY CLAIM OR ENCUMBRANCE ON OR WITH RESPECT TO ANY OF THE PURCHASED ASSETS; (G) ANY MODIFICATION OF SELLER'S OBLIGATIONS TO ANY PURCHASER PARTY OR ANY PURCHASER INDEMNITEE IN ANY FORM WHATSOEVER, INCLUDING BY AMENDMENT TO THE ASSET PURCHASE AGREEMENT OR ANY ANCILLARY AGREEMENT OR ASSERTION, PAYMENT OR SETTLEMENT OF ANY CLAIM FOR INDEMNIFICATION BROUGHT THEREUNDER OR ANY OTHER RENEWAL, EXTENSION, ACCELERATION, INCREASE, MODIFICATION, OR OTHER CHANGE IN TIME FOR PAYMENT OF SELLER'S OBLIGATIONS OR LIABILITIES TO EITHER OF THE PURCHASER PARTIES UNDER THE ASSET PURCHASE AGREEMENT OR OTHERWISE OR (H) AN ELECTION OF REMEDIES BY ANY OF THE RELEASED PARTIES, EVEN THOUGH THAT ELECTION OF REMEDIES HAS TERMINATED SELLER PARTIES' SECURITY INTEREST IN OR OTHER RIGHTS WITH RESPECT TO THE PURCHASED ASSETS OR OTHER RIGHTS. EACH OF SELLER PARTIES REPRESENTS AND WARRANTS THAT IT IS FULLY AWARE OF THE SPECIFIC PROVISIONS OF DIVISION THREE, PART 4, TITLE 13 OF THE CALIFORNIA CIVIL CODE ("CCC"), INCLUDING SECTIONS 2787 THROUGH 2856 THEREOF, AND OF SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE ("CCP") AND SIMILAR PROVISIONS UNDER FLORIDA, OHIO AND OTHER STATES' LAWS; EACH OF SELLER PARTIES NEVERTHELESS WAIVES, FOR ITSELF AND EACH AFFILIATE, AND ANY ALL DEFENSES ARISING UNDER ANY OF SUCH STATUES OR ANY OTHER DEFENSES THAT ARE OR MAY BE AVAILABLE TO GUARANTORS OR SECURED PARTIES UNDER ANY APPLICABLE LAW, INCLUDING WITHOUT LIMITATION THOSE ARISING BY VIRTUE OF ANY ACT OR OMISSION OF SELLER OR ANY RELEASED PARTY OR OTHER PERSON INCLUDING WITHOUT LIMITATION THOSE LISTED IN THE ABOVE SECTIONS OF THE CCC AND CCP. EACH OF SELLER PARTIES FURTHER REPRESENTS AND WARRANTS THAT (A) ITS WAIVERS HEREIN OF ALL RIGHTS, BENEFITS, PROTECTIONS AND DEFENSES THAT MAY BE AVAILABLE UNDER OR BY VIRTUE OF THE ABOVE LISTED SECTIONS OF THE CCC AND CCP AND ALL OTHER WAIVERS HEREIN ARE EXPLICIT, KNOWING WAIVERS, (B) IT HAS EITHER OBTAINED THE ADVICE OF COUNSEL OR HAS HAD THE OPPORTUNITY TO OBTAIN SUCH ADVICE IN CONNECTION WITH THE TERMS AND PROVISIONS OF THIS AGREEMENT, (C) BY EXECUTING THIS AGREEMENT, IT IS WAIVING CERTAIN RIGHTS AS OTHERWISE SET FORTH HEREIN TO WHICH IT MAY OTHERWISE BE ENTITLED BY LAW, AND (D) IT IS NOT RELYING UPON ANY STATEMENTS OR REPRESENTATIONS OF ANY OF THE RELEASED PARTIES OR OF SELLER AND THAT SUCH STATEMENTS OR REPRESENTATIONS, IF ANY, ARE OF NO FORCE OR EFFECT AND ARE FULLY SUPERSEDED BY THIS AGREEMENT. EACH OF THE RELEASING PARTIES FURTHER WAIVES ALL RIGHTS AND DEFENSES THAT SUCH RELEASING PARTY MAY HAVE BECAUSE THE SELLER'S OBLIGATIONS ARE SECURED BY REAL PROPERTY. THIS MEANS, AMONG OTHER THINGS: (A) PURCHASER PARTIES MAY COLLECT FROM ANY OF SELLER PARTIES ANY AMOUNTS DUE UNDER OR WHICH ARE RECOVERABLE BECAUSE OF A BREACH OF THIS AGREEMENT WITHOUT FIRST FORECLOSING ON ANY REAL OR PERSONAL PROPERTY COLLATERAL OF SELLER; (B) IF THE PURCHASER PARTIES FORECLOSE ON ANY REAL PROPERTY COLLATERAL PLEDGED BY THE
SELLER: (i) THE AMOUNT OF THE OBLIGATIONS MAY BE REDUCED ONLY BY THE PRICE FOR WHICH THAT COLLATERAL IS SOLD AT THE FORECLOSURE SALE, EVEN IF THE COLLATERAL IS WORTH MORE THAN THE SALE PRICE; (ii) PURCHASER PARTIES MAY COLLECT SUCH AMOUNTS FROM THE SELLER PARTIES EVEN IF PURCHASER PARTIES, BY FORECLOSING ON REAL PROPERTY COLLATERAL, HAVE DESTROYED ANY RIGHT SELLER PARTIES MAY HAVE TO COLLECT FROM PURCHASER PARTIES OR SELLER. THIS IS AN UNCONDITIONAL AND IRREVOCABLE WAIVER OF ANY RIGHTS AND DEFENSES SELLER PARTIES MAY HAVE BECAUSE SELLER'S OBLIGATIONS ARE SECURED BY REAL PROPERTY, INCLUDING WITHOUT LIMITATION ANY RIGHTS OR DEFENSES BASED UPON SECTION 580a, 580b, 580d, OR 726 OF THE CCP.

                                ARTICLE V

5.0     General Provisions

        5.01 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        5.02 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

        5.03 Entire Agreement. This Agreement, along with the defined terms in the Asset Purchase Agreement used herein, constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings with respect to the subject matter hereof, both written and oral.

        5.04 Assignment. This Agreement shall not be assigned or delegated by Seller Parties without the prior written consent of Purchaser Parties. Purchaser Parties shall be free to assign their rights hereunder and such rights will inure to all of the Released Parties and to the respective successors, assigns and affiliates of any of the Released Parties.

        5.05 Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by Gould and Purchaser (which instrument will bind EFI and SMIBV). Waiver of any term or condition of this Agreement shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

        5.06 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California applicable to contracts executed in and to be performed by residents of California within that State, without reference to the conflict of laws provisions thereof. As to matters arising out of or relating to this Agreement, Gould and EFI consent to submit to the jurisdiction of any federal or state court located in the State of California and agree not to object to venue in the federal or state courts located in Santa Clara County, California.

        5.07 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        5.08 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to each party at the addresses indicated for such party on the signature page hereof (or at such other address for a party as shall be specified by like notice).

        5.09 Termination. In the event that the Asset Purchase Agreement is terminated by Purchaser in accordance with its terms, this Agreement shall then terminate concurrently.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GOULD ELECTRONICS INC.                   SUN MICROSYSTEMS, INC.

By:                                      By:
Name:                                    Name:
Title:                                   Title:

Address for Notice:                      Address for Notice:
___________________________              __________________________
___________________________              __________________________
___________________________              __________________________


EFI INTERNATIONAL, INC.                  SUN MICROSYSTEMS INTERNATIONAL, B.V.
By:                                      By:
Name:                                    Name:
Title:                                   Title:
Address for Notice:                      Address for Notice:
___________________________              __________________________
___________________________              __________________________
___________________________              __________________________


[GOULD/EFI INDUCEMENT AGREEMENT SIGNATURE PAGE]

APPENDIX A

Copy of
Gould License Agreements
dated January 28, 1991

Exhibit A


                       JEC INDUCEMENT AGREEMENT


This JEC Inducement Agreement (this "Agreement") is made and entered into effective as of August __, 1997 (the "Effective Date") by and between Japan Energy Corporation, a Japanese corporation ("JEC"), on the one hand, and Sun Microsystems, Inc., a Delaware corporation ("Purchaser") and Sun Microsystems International, B.V., a Netherlands corporation ("SMIBV"), on the other hand. Purchaser and SMIBV are hereinafter sometimes collectively referred to as "Purchaser Parties". JEC, EFI International, Inc., a Delaware corporation ("EFI"), and Gould Electronics Inc., an Ohio corporation ("Gould") are hereinafter sometimes collectively referred to as "Seller Parties". The term "Affiliates" shall mean any and all "Affiliates" (as defined for purposes of U.S. federal securities laws) of any of Seller Parties, and all successors and assigns of any of the Seller Parties or any of their respective Affiliates.

                          R E C I T A L S

A. Purchaser, SMIBV and Encore Computer Corporation, a Delaware corporation ("Seller") have, concurrently herewith, entered into a certain Asset Purchase Agreement dated as of July 16, 1997 (the "Asset Purchase Agreement") pursuant to which Seller has agreed to sell to Purchaser Parties, and Purchaser Parties have agreed to purchase, certain assets associated with Seller's Storage Products Business. JEC has reviewed, and understands, the provisions of the Asset Purchase Agreement. All terms (whether in upper or lower case text or any combination thereof) defined in the Asset Purchase Agreement will have the same meanings assigned to such terms in the Asset Purchase Agreement, except as otherwise expressly defined herein; provided, however, that for purposes of this Agreement the term "material", when used herein with reference to any of Seller Parties or any Affiliate, shall mean any fact, event, action or failure to act, or other circumstance with respect to, involving or affecting any of Seller Parties or any Affiliate that: (i) involves in excess of $350,000 or that results or is reasonably likely to result in a financial loss of at least $350,000, (ii) involves any of the Purchased Assets or any Encumbrance on any of the Purchased Assets or (iii) is otherwise material.

B. JEC's subsidiaries, Gould and EFI, are principal stockholders and/or debt holders of Seller as of the Effective Date and no other Affiliate is a stockholder or debt holder of Seller.

C. As a material inducement and consideration for Purchaser Parties to enter into the Asset Purchase Agreement and to pay the Purchase Price provided for therein, and as a material condition precedent to Purchaser Parties' obligations to consummate the transactions contemplated by the Asset Purchase Agreement, JEC has agreed to enter into and to perform its obligations under this Agreement and to be bound by the terms of this Agreement.

NOW THEREFORE, as a material inducement to Purchaser Parties to enter into, to consummate the transactions contemplated by, the Asset Purchase Agreement, and in consideration of the mutual agreements and promises made herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                              ARTICLE I

1.0 Representations and Warranties. JEC hereby represents and warrants to purchaser Parties that all statements in the following subparagraphs of this
Section 1.0 are true and correct:

        1.01 Organization and Good Standing. JEC is a corporation duly organized, validly existing and in good standing under the laws of Japan and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.

        1.02 Authorization and Validity. JEC has all necessary right, corporate power, legal capacity and authority to enter into, execute and deliver this Agreement and to perform all of its covenants, agreements and obligations under this Agreement. This Agreement has been duly executed and delivered by JEC and will constitute a legal, valid and binding obligation of JEC enforceable against it in accordance with its terms. The execution, delivery and performance by JEC of this Agreement has been duly and validly approved and authorized by all necessary corporate action on the part of JEC.

        1.03 No Conflict. The execution and delivery of this Agreement by JEC and the performance of this Agreement by JEC do not and will not (a) breach, violate or conflict with the certificate of incorporation or bylaws or other applicable charter documents of JEC, in each case as amended to date, (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to JEC, (c) result in any breach or violation of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a breach, violation or default) under, or give to JEC or others any rights of termination, amendment, acceleration or cancellation of, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which JEC is a party or is bound or by which any Purchased Assets are bound or affected or (d) result in the creation of any Encumbrance on any of the Purchased Assets in favor of JEC. As of the Effective Date and as of the Closing, no Affiliate, other than Gould and EFI, is or will be a stockholder and/or debt holder of Seller or has or will have any other rights against Seller or any of the Purchased Assets.

        1.04 Consents and Approvals. The execution and delivery of this agreement by JEC do not, and the performance of this Agreement by JEC will not, require any consent, approval, authorization or other action by, or filing with or notification to, any court or governmental or regulatory authority or any other third party.

        1.05 Intracompany Agreements; Absence of Unwaived Breach. The Purchased Assets are, or as of immediately prior to the Closing the Purchased Assets will be, free of any and all Encumbrances or other rights in favor of JEC. No event or right exists that gives or would give JEC any right as to any of the Purchased Assets (except for rights that were either waived, released or terminated effective as of the Closing) or any right to pursue any claim against Purchaser Parties after the Closing. The sale and transfer of the Purchased Assets and the consummation of the other transactions and actions contemplated by the Asset Purchase Agreement will not violate, breach or cause any default, event of default, or event which with the passage of time would constitute a default, under any agreement or understanding to which JEC and Seller are parties.

                            ARTICLE II

2.0     Covenants

        2.01    Covenant Not to Compete.

                (a) Non-Competition Covenant. Subject to the following provisions of this Section 2.01, as a material inducement and consideration for Purchaser Parties to enter into the Asset Purchase Agreement, for a period of five (5) years from and after the Closing Date (such five (5) year period of time being hereinafter called the "Restricted Period"), JEC will not, within the Restricted Area (as defined below) carry on any business, or own (in whole or in part), operate, advise, assist or lend funds to or invest funds in, any person, firm, partnership, limited liability company, business, corporation or other entity or enterprise that competes, in any material respect, with the Storage Products Business (the "Restricted Business"). As used herein, the term "Restricted Area" means any state of the United States of America or any geographic area within any other country in which Purchaser or SMIBV or their respective affiliates, directly or indirectly, at any time carries on or engages in business. During the Restricted Period, JEC further agrees not to interfere with, disrupt or attempt to disrupt or otherwise adversely affect the relationship between Purchaser or SMIBV and any third party, including without limitation any customer, supplier or employee of Purchaser or SMIBV, with respect to the Restricted Business.

                (b) Non-Solicitation. For a period of three (3) years after the Closing Date, JEC shall not, directly or indirectly, solicit any Employee hired by Purchaser or any affiliate of Purchaser to (i) become employed by JEC or any Affiliate or (ii) terminate such Employee's employment with or services to Purchaser or any affiliate of Purchaser.

                (c) Injunctive Relief; Interpretation. In the event of a breach of any of the covenants set forth in this Section 2.01, Purchaser and SMIBV will each be entitled to an injunction against JEC restraining such breach in addition to any other remedies available at law or in equity. In the event that any covenant in this Section 2.01 is held to be invalid, illegal or unenforceable by any court of competent jurisdiction or any other governmental authority in any respect, it is agreed and understood that such covenant will not be voided but rather will be construed to impose limitations upon JEC's activities no greater than allowable under then applicable law.

                (d) JEC. As used in this Section 2.01, the term "JEC" includes in addition to JEC itself, each person (as defined in the Asset Purchase Agreement) 50% or more of the equity interests of which is beneficially owned by JEC (within the meaning of the Securities Act) or that is otherwise controlled by JEC (each a "JEC Subsidiary") and all directors, officers, employees, stockholders, agents, subsidiaries and Affiliates of JEC or any JEC Subsidiary acting on behalf of, or at the direction of or with the direct or indirect assistance of JEC or any JEC Subsidiary.

        2.02 Further Actions to Avoid Breach of Intracompany Agreements. JEC will take all actions required on its part (including without limitation the filing of termination statements with respect to all UCC-1 Financing Statements, and the termination of any security agreements, describing or with respect to any of the Purchased Assets) to ensure that (i) no breach or default under any agreement between JEC and Seller will result from execution or performance of the Asset Purchase Agreement or any of the transactions contemplated thereby;
(ii) as of the Closing, none of the Purchased Assets shall be encumbered by any Encumbrance arising under any agreement between JEC and Seller or be subject to any other interest or right of JEC created by any agreement between JEC and Seller; and (iii) title to all the Purchased Assets shall, when transferred from Seller to Purchaser Parties at Closing, be free and clear of any right or interest of JEC or any JEC Subsidiary.

        2.03 Fairness of Consideration. JEC hereby acknowledges and stipulates as follows and agrees never to assert to the contrary at any time or in any circumstances: (i) the consideration paid and agreements made by Purchaser Parties under the Asset Purchase Agreement for the Purchased Assets represent fair and reasonably equivalent consideration for the Purchased Assets, (ii) Seller is not entering into the Asset Purchase Agreement or any Ancillary Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by the Asset Purchase Agreement and the Ancillary Agreements will not have any such effect; and (iii) the transactions contemplated in the Asset Purchase Agreement or any Ancillary Agreements will not give rise to any right or ability of JEC or any JEC Subsidiary to assert any claim whatsoever against any Purchaser Party or any of the Purchased Assets in the hands of any Purchaser Party or any Purchaser Party's successors and assigns following the Closing or to in any way challenge the sale of the Purchased Assets to Purchaser Parties under the Asset Purchase Agreement.

        2.04 Opinion of Counsel. At the Closing, counsel to JEC will provide a legal opinion from its Japanese counsel as to the truth of the statements in Sections 1.01, 1.02, 1.03 and 1.04 and as to the enforceability of all provisions of this Agreement (except Section 3.02 hereof, which can be excluded from any such opinion) against JEC.

        2.05 Guaranty of Gould Performance; Knowing Waiver of Surety Defenses.

                (a) Guaranty. JEC unconditionally guarantees to Purchaser Parties all the obligations of Gould under the Gould/EFI Inducement Agreement dated July 17, 1997 (the "Gould Agreement") among Gould, EFI, Purchaser and SMIBV. This guaranty is a guaranty of performance and not a guaranty of collection. If Gould fails to fulfill, or violates any of its obligations under the Gould Agreement, (a) if JEC is able to fulfill the obligation or cause the obligation to be fulfilled, JEC will do so immediately on demand by Purchaser, and (b) if JEC is not able to fulfill the obligation or cause the obligation to be fulfilled, JEC will be liable to each of Purchaser Parties for any damages it suffers because of the failure of Gould to fulfill its obligations under the Gould Agreement as fully as though JEC were the party to the Gould Agreement which had failed to fulfill the obligations.

                (b) Waivers. JEC waives any requirement of notice, presentment or other diligence by Purchaser Parties with regard to this guaranty. JEC agrees that Purchaser Parties may enforce this guaranty against JEC without making any effort to obtain remedies against Gould because of Gould's failure to fulfill or violation of its obligations under the Gould Agreement. JEC agrees that this guaranty will remain in force despite any amendments to the Gould Agreement, whether or not those amendments increase the obligations of Gould, and this guaranty will not be affected by any agreement by Purchaser Parties to waive any obligation of Gould, or to defer the time by which Gould is required to fulfill any obligation under the Gould Agreement, except to the extent that because of a waiver or extension, Gould is not, or is not yet, required to fulfill particular obligations under the Gould Agreement. The obligations under this guaranty shall remain in full force and effect and JEC shall not be exonerated or discharged by reason of any action or circumstance that might constitute a defense available to, or a legal or equitable discharge of, any surety, pledgor or guarantor. JEC hereby affirms and acknowledges the knowing and explicit waivers made on its behalf for the benefit of Purchaser Parties in Section 4.05 of the Gould Agreement.

                         ARTICLE III

3.0     General Release; Covenant Not to Sue; Waiver of Defenses.

                3.01 General Release by JEC. JEC does hereby, for itself and its respective Affiliates, officers, directors, stockholders, employees, agents, legal successors and assigns (collectively, the "Releasing Parties"), release and absolutely and forever discharge each of Purchaser Parties and all affiliates (as defined under the Securities Act but excluding shareholders of Purchaser) thereof and each of the respective shareholders, officers, directors, employees, agents, attorneys, legal successors and assigns of any of Purchaser Parties or any affiliate (as defined immediately above) thereof (collectively, the "Released Parties"), of and from any and all claims, demands, damages, debts, liabilities, accounts, reckonings, obligations, costs, expenses, liens, actions and causes of action of every kind and nature whatsoever, whether now known or unknown, suspected or unsuspected, which the Releasing Parties now have, own or hold or at any time heretofore ever had, owned or held or could, shall or may hereafter have, own or hold against the Released Parties (or any of them) based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time to and including the date hereof, or arising on or after the date hereof, in connection with the facts, circumstances and events relating to the Purchased Assets or to any of the transactions contemplated by the Asset Purchase Agreement or any of the Ancillary Agreements or any of the Intracompany Agreements (as defined in the Gould/EFI Inducement Agreement of even date herewith) or any agreement between JEC and Seller or any Liability or obligation thereunder (collectively, together with the enumerated examples below, the "Released Matters"), including without limitation any claim or allegation by any of the Releasing Parties or any other party that: (i) any of the Released Parties is on any theory liable for any of the debts or obligations or Liabilities of Seller not expressly assumed by Purchaser under the Asset Purchase Agreement (including without limitation any Liability arising under any of the Intracompany Agreements or any agreement between JEC and Seller); (ii) any of the Released Parties is on any theory liable to any of the Releasing Parties for any claim, cause of action, loss, damages or other amount whatsoever, as a result of Purchaser Parties' purchase of the Purchased Assets; (iii) any of the Releasing Parties has any right in, claim as to or Encumbrance on or with respect to, any of the Purchased Assets; or (iv) the purchase of the Purchased Assets under the Asset Purchase Agreement constituted a fraudulent conveyance, a fraudulent transfer, or a preference or was otherwise improper, unlawful or violative of any rights of any of the Releasing Parties under the Intracompany Agreements or any agreement between JEC and Seller or otherwise (all of which foregoing matters are hereinafter referred to as and included within the "Released Matters"). It is the intention of JEC that the release set forth above in this Section 3.01 shall be effective as a full and final accord and satisfaction and general release by each of the Releasing Parties of and from all claims now existing or hereafter arising against any of the Released Parties relating to any of the Released Matters.

                3.02 Waiver of Unknown Claims. In furtherance of the intentions set forth herein, JEC acknowledges, for itself and each of the other Releasing Parties, that it is familiar with Section 1542 of the Civil Code of the State of California (and similar laws of Japan), which provides as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

JEC, for itself and each of the other Releasing Parties, hereby waives and relinquishes any right or benefit which it has or may have under Section 1542 of the Civil Code of the State of California or any similar provision of the statutory or nonstatutory law of any other jurisdiction (including without limitation Japan), to the full extent that it may lawfully waive all such rights and benefits pertaining to the subject matter of this Agreement. In connection with such waiver and relinquishment, JEC acknowledges that it is aware that it or its attorneys or accountants may hereafter discover claims or facts in addition to or different from those which it now knows or believes to exist with respect to the subject matter of this Agreement or of the Asset Purchase Agreement or the Released Parties, but that it is its intention hereby fully, finally and forever to settle and release, for itself and each of the other Releasing Parties, all of the Released Matters which now exist, may exist or heretofore have existed or which arise on or after the date hereof as to all of the Released Parties. In furtherance of this intention, the release herein given by JEC, for itself and each of the other Releasing Parties, shall be and remain in full force and effect as a full and complete release, and operate as a full release of claims hereafter arising, notwithstanding the discovery or existence of any such additional or different claims or facts.

        3.03 Authorized Release. JEC warrants and represents that it is the sole and lawful owner of all right, title and interest in and to all of the respective Released Matters as to which it is the Releasing Party and that it has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred (or purported to assign or transfer) to any person whomsoever any Released Matter or any part or portion thereof of any claim, demand or right against any Released Party.

        3.04 Covenant Not to Sue. JEC hereby agrees not to sue or otherwise bring any claim against any of the Released Parties on or with respect to any of the Released Matters or against or with respect to any of the Purchased Assets, in each case whether by way of complaint, cross-complaint, cross claim, set off, defense or by any other means or manner in any court, other tribunal or otherwise. JEC hereby further agrees not to take any action against or with respect to any of the Purchased Assets utilizing any rights JEC may have or hereafter acquire as a creditor, secured creditor or stockholder of Seller, including without limitation any foreclosure action or any action permitted to be taken by a secured party under the Uniform Commercial Code as adopted in any jurisdiction or any action permitted to be taken by a lienholder or judgment creditor under applicable state laws (including without limitation, attachment and garnishment actions and imposition of or execution upon any lien).

                            ARTICLE IV

4.0     General Provisions

        4.01 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        4.02 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

        4.03 Entire Agreement. This Agreement, along with the defined terms in the Asset Purchase Agreement used herein, constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings with respect to the subject matter hereof, both written and oral.

        4.04 Assignment. This Agreement shall not be assigned or delegated by JEC without the prior written consent of Purchaser Parties. Purchaser Parties shall be free to assign their rights hereunder and such rights will inure to all of the Released Parties and to the respective successors, assigns and affiliates of the Released Parties.

        4.05 Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by JEC and Purchaser (which instrument will be binding on SMIBV). Waiver of any term or condition of this Agreement shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

        4.06 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California applicable to contracts executed in and to be performed by residents of California within that State, without reference to the conflict of laws provisions thereof. As to matters arising out of or relating to this Agreement, JEC consents to submit to the jurisdiction of any federal or state court located in the State of California and agrees not to object to venue in the federal or state courts located in Santa Clara County, California.

        4.07 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        4.08 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to each party at the addresses indicated for such party on the signature page hereof (or at such other address for a party as shall be specified by like notice).

        4.09 Termination. In the event that the Asset Purchase Agreement is terminated by Purchaser in accordance with its terms, this Agreement shall then terminate concurrently.


[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]


IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

JAPAN ENERGY CORPORATION           SUN MICROSYSTEMS, INC.
By:                                By:
Name:                              Name:
Title:                             Title:

Address for Notice:                Address for Notice:
___________________________        ___________________________
___________________________        ___________________________
___________________________        ___________________________



[SIGNATURE PAGE TO JEC INDUCEMENT AGREEMENT]






Exhibit B


                          July 14, 1997



The Board of Directors
Encore Computer Corporation
6901 West Sunrise Boulevard
Fort Lauderdale, Florida 33313


Dear Members of the Board:


          We understand that Encore Computer Corporation (the "Company"), Sun Microsystems, Inc. ("Sun") and Sun Microsystems International, B.V. ("SMIBV") propose to enter into an asset purchase agreement ("Agreement") pursuant to which Sun and SMIBV will acquire certain assets associated with, and assume certain liabilities of, the storage business of the Company (the "Storage Business") for (i) $150 million in cash (the "Closing Payment"), payable at the closing of the Acquisition Transaction (as defined below) (the "Closing"), and (ii) $35 million in cash (the "Second Payment" and, together with the Closing Payment, the "Cash Payment"), payable on July 1, 1998 (the "Acquisition Transaction"). The terms of the Acquisition Transaction are more fully described in the Agreement.

          You have requested our opinion as to the fairness to the Company, from a financial point of view, of the Cash Payment to be paid for the Storage Business in the Acquisition Transaction. In connection with this opinion, we have:

     (i) reviewed the financial terms and conditions of a draft dated July 10, 1997 of the Agreement;

     (ii) analyzed certain historical business and financial information relating to the Company and the Storage Business;

     (iii) reviewed certain financial forecasts and other data provided to us by the Company relating to its business and the Storage business;

     (iv) conducted discussions with members of the senior management of the Company and Gould Electronics, Inc. ("Gould"), the principal stockholder of the Company, with respect to (A) each of the Company's and the Storage Business' business and prospects, (B) recent efforts undertaken by the Company and Gould to solicit third party indications of interest in either entering into an OEM relationship with the Company or acquiring the Company or the Storage Business, (C) the unwillingness of Gould to continue to provide financial support to the Company and (D) the strategic rationale for the Acquisition Transaction and alternatives thereto reasonably available to the Company;

     (v) reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to the business of the Storage Business;

     (vi) reviewed the financial terms of certain business combinations and acquisitions involving companies in lines of business we believe to be generally comparable to the Storage Business;

     (vii) reviewed the historical stock prices and trading volumes of the shares of common stock of the Company; and

     (viii) conducted such other financial studies, analyses and investigations as we deemed appropriate.

          We have relied upon the accuracy and completeness of the foregoing financial and other information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets, or technology of the Company or the Storage Business. With respect to the financial forecasts referred to above, we have assumed that they have beenreasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company and the Storage Business. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. In addition, we express no recommendation or opinion as to how stockholders of the Company should vote at the stockholders' meeting held in connection with the Acquisition Transaction.

          For the purposes of this opinion, we have assumed that (i) the full amount of the Closing Payment shall be paid to the Company at the Closing and
(ii) the full amount of Second Payment shall be paid to the Company on July 1, 1998.

          Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

          In rendering our opinion, we have assumed that the Acquisition Transaction will be consummated on the terms described in the draft of the Agreement that we reviewed, without any waiver of any material terms or conditions by the Company. We were not requested to, and did not, solicit third party indications of interest in acquiring the Company or the Storage Business. In addition, we did not participate in the negotiation of the Agreement or the Memorandum of Understanding dated May 27, 1997 among the Company, Sun and SMIBV.

          Genesis Merchant Group Securities LLC is acting as financial advisor to the Company in connection with the Acquisition Transaction and will receive a fee for our services.

          Our engagement and the opinion expressed herein were prepared for the use of the Company's Board of Directors and do not constitute a recommendation to Encore's stockholders as to how they should vote at the stockholders' meeting in connection with the Acquisition Transaction. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent, which consent will not be unreasonably withheld.

          Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Cash Payment to be paid for the Storage Business in the Acquisition Transaction is fair to the Company from a financial point of view.

                         Very truly yours,




                         GENESIS MERCHANT GROUP SECURITIES LLC

Exhibit C                                                      Memorandum



To             Ed Baker, Encore Computer                         Private
From/Location  Mark Weinsten, Price Waterhouse
Date           August 19, 1997
Re             Liquidation Analysis Assumptions



The following are the major assumptions associated with the Encore Computer Liquidation Analysis:

Accounts  Receivable:   60.5% of receivables are for equipment  and  have  a
recovery rate of 75% and 39.5% of receivables are for service and have a recovery rate of 25%. The split between equipment and service is based on YTD revenues.

Proceeds From Foreign Liquidations: Includes residual equity amounts and intercompany receivables paid from the liquidation of foreign subsidiaries pursuant to regulations and procedures in respective countries.

Inventories: Different recovery rates were used for different inventory groups. Typically, the less proprietary the item, the higher the recovery rate. 15% was applied to gross raw materials, 12% was applied to purchased sub-assemblies, and 10% was applied to work in process and finished goods.

Fixed Assets: Includes land, buildings, machinery and equipment, furniture and fixtures and spares inventory. The recovery for land and building is based on 90% of low end of appraisals net of a 6% cost for commissions and fees. Recovery rates for other fixed assets are based on estimates from liquidators of like assets.

Other Assets: Other assets include: pre-paid expenses and deposits, the net value of capitalized software used to support the business (e.g. payroll and accounting systems) and patents and licenses. A 40% recovery rate was applied to all "other assets" not including patents and licenses which were valued at $2,600,000.

Administrative Claims: Includes Trustee's fees based on formula stipulated in Bankruptcy Code and professional/liquidation fees based on experience with liquidation of similar organizations.

Secured Claims: It is assumed that the holder of the mortgage will have sufficient collateral to recover 100% of the value of the balance outstanding. The balance of proceeds available to secured creditors will be paid towards the outstanding principal and accrued interest of the notes held by Gould.


Priority Claims: It is assumed that priority claims per employee will amount to $2,500 which approximately equals one pay period including benefits and accrued vacation. The amount of pre-petition taxes is equal to the amount of accrued tax expense.

Unsecured Claims: Includes accounts payable, accrued expenses net of accrued taxes and accrued interest payable to Gould, and lease/purchase obligations. Lease obligations are based on the maximum of one year's payment or 15% of future payments (capped at three years).



Encore Computer Corporation
Summary of U.S. Chapter 7 Liquidation Analysis
Assuming Contemporaneous Liquidation of Foreign Subsidiaries
As of June 29, 1997
(In US Dollars)

                                             Amount             Estimated
                                         As of 6/29/97      Liquidation Value

Assets and Proceeds

Total Cash & Equivalents                       330,807         330,807    100%

Accounts Receivable                          2,210,046       1,221,050     55%

Proceeds from Foreign Liquidations                   0         708,929

Inventory                                    6,288,051       4,232,431     67%

Fixed Assets                                28,883,328      14,825,338     51%

Other Assets                                 1,118,786       3,047,114    272%

Total Proceeds                              38,831,018      24,365,669     63%


Liabilities & Claims

Administrative Claims                        1,755,000       1,755,000    100%

Secured Claims
  Notes Payable Gould (incl. Acc. Interest) 71,438,717      22,044,978     31%
  Morgage Payable                              565,690         565,690    100%

                                            72,004,407      22,610,668     31%

Priority Claims                              2,406,500               0      0%

Unsecured Claims                            25,019,747               0      0%

                          GOULD MODIFICATION AGREEMENT

         This Gould Modification Agreement (this "AGREEMENT") is made and entered into as of November 24, 1997 (the "EFFECTIVE DATE") among Gould Electronics Inc., an Ohio corporation ("GOULD") and Sun Microsystems, Inc., a Delaware corporation ("PURCHASER").

                                 R E C I T A L S

         A. The parties hereto have entered into a certain Gould/EFI Inducement Agreement effective as of July 17, 1997 (the "INDUCEMENT AGREEMENT"). Other parties to the Inducement Agreement are EFI International, Inc., a Delaware corporation ("EFI") and Sun Microsystems International, B.V., a Netherlands corporation ("SMIBV"). Section 5.05 of the Inducement Agreement provides that it may be amended by an instrument in writing signed by Purchaser and Gould, and that such instrument will bind EFI and SMIBV.

         B. Prior to November 24, 1997 various lawsuits, including those identified on EXHIBIT A hereto, were filed in the Delaware Chancery Court against Gould, Seller and Seller's directors relating to the transaction contemplated by the Asset Purchaser Agreement (the "FILED LITIGATION"). For purposes of this Agreement, the term "LITIGATION" shall mean and include any of the following, whether filed prior to or after the Closing: (i) the Filed Litigation, (ii) any additional lawsuits filed against Gould, Seller and/or Seller's officers or directors (including by or on behalf of stockholders of Encore or Encore itself) challenging or otherwise relating to (A) the transaction contemplated by the Asset Purchase Agreement ("TRANSACTION"), (B) the use or distribution of Transaction proceeds, (C) the agreement between Gould and Encore dated July 17, 1997 relating to the use and distribution of Transaction proceeds, (D) the process of soliciting stockholder approval of the Transaction, or (E) the Encore directors' exercise of fiduciary duties in connection with the Transaction and/or such Gould/Encore agreement, (iii) any actions seeking full or partial rescission of the Transaction, and (iv) any lawsuits filed against any of the Purchaser Parties by or on behalf of stockholders of Encore or derivatively on behalf of Encore itself relating to the Transaction, including without limitation those seeking full or partial rescission of the Transaction, rescissory damages or other damages, in each case, as such lawsuits are originally filed, later amended, or later consolidated with each other or with other suits constituting Litigation.

         C. The filing and pendency of the Litigation could preclude the closing condition set forth in Section 8.02(e) of the Asset Purchase Agreement from being satisfied. To induce Purchaser and SMIBV to waive this Closing condition and close the Transaction contemplated by the Asset Purchase Agreement despite the pendency of any Litigation at the time scheduled for Closing, Gould is willing to agree to the modifications of the Inducement Agreement provided for below.

         D. Accordingly, pursuant to the provisions of Section 5.05 of the Inducement Agreement, Gould and Purchaser agree, and EFI and SMIBV are deemed to agree, to enter into this Agreement to modify and amend the Inducement Agreement as provided herein.

         NOW THEREFORE, in consideration of the mutual agreements set forth herein, the parties hereby agree as follows:

         1. CERTAIN TERMS. Any capitalized terms not defined in this Agreement shall have the same meanings defined for such terms in the Inducement Agreement.

         2. AMENDMENT OF INDEMNITY AND INDEMNITY CAP PROVISIONS.

         (a) The reference in Section 2.01 of the Inducement Agreement to "Purchaser Indemnities" shall be revised to read "Purchaser Indemnitees" and
Section 2.02 of the Inducement Agreement shall be amended to add the following clauses (n) and (o) at the end thereof (WITH MODIFIED TEXT BEING HIGHLIGHTED IN BOLD TEXT FORMAT):

                  (N) THE LITIGATION (AS DEFINED IN THAT CERTAIN GOULD MODIFICATION AGREEMENT DATED AS OF NOVEMBER 24, 1997 AMONG GOULD AND PURCHASER (THE "GOULD MODIFICATION AGREEMENT")) (INCLUDING WITHOUT LIMITATION ANY DAMAGES, ANY LEGAL FEES OR OTHER COSTS TO THE EXTENT PROVIDED BELOW, OR OTHER LOSS INCURRED BY ANY OF PURCHASER INDEMNITEES IN CONNECTION WITH THE LITIGATION AND ALL LOSS AT ANY TIME ARISING AS A RESULT OF THE LITIGATION DUE TO ANY FULL OR PARTIAL RESCISSION OF, OR INJUNCTION AGAINST, OR AWARD OF RESCISSORY DAMAGES IN LIEU OF RESCISSION OF, OR OTHER AWARD OF DAMAGES IN CONNECTION WITH, ANY OF THE
         FOLLOWING: (X) THE PURCHASE BY PURCHASER PARTIES OF THE PURCHASED ASSETS OR ANY PORTION THEREOF PURSUANT TO THE ASSET PURCHASE AGREEMENT OR (Y) THE DISTRIBUTION OF THE PROCEEDS THEREFROM TO OR BY SELLER, GOULD, ANY CREDITOR OR EMPLOYEE OR SHAREHOLDER OF ENCORE OR THE ESCROW AGENT APPOINTED PURSUANT TO THE ESCROW AGREEMENT CALLED FOR BY THE MODIFICATION AGREEMENT DATED AS OF NOVEMBER 24, 1997 BETWEEN SELLER, PURCHASER AND SMIBV (THE "MODIFICATION AGREEMENT"). UNLESS PURCHASER INDEMNITEES ARE NAMED AS PARTIES TO THE LITIGATION, THEY WILL NOT BE ENTITLED TO INDEMNIFICATION FOR LEGAL FEES OR OTHER COSTS INCURRED BY THEM IN CONNECTION WITH THE LITIGATION, EXCEPT THAT IF PURCHASER INDEMNITEES REASONABLY BELIEVE THERE IS A REALISTIC RISK THAT THE PURCHASE BY PURCHASER PARTIES OF THE PURCHASED ASSETS OR A PORTION THEREOF WILL BE RESCINDED OR THAT PURCHASER INDEMNITEES WILL BE REQUIRED TO PAY RESCISSORY OR OTHER DAMAGES AS A RESULT OF THE LITIGATION, THEY WILL BE INDEMNIFIED FOR LEGAL FEES AND OTHER COSTS THEY REASONABLY INCUR WITH REGARD TO THE LITIGATION UP TO $50,000. IF PURCHASER PARTIES ARE NAMED AS PARTIES TO THE LITIGATION, THEY WILL BE ENTITLED TO BE INDEMNIFIED FOR ALL THE LEGAL FEES AND OTHER COSTS THEY REASONABLY INCUR WITH REGARD TO THE LITIGATION, INCLUDING LEGAL FEES AND OTHER COSTS THEY INCUR BEFORE THEY ARE MADE PARTIES TO THE LITIGATION.

                  (O) WITH RESPECT TO THE PROXY STATEMENT OF ENCORE COMPUTER CORPORATION MAILED TO ITS STOCKHOLDERS SEEKING APPROVAL OF THE TRANSACTION (AS DEFINED IN THE GOULD MODIFICATION AGREEMENT), THE INCLUSION OF ANY UNTRUE STATEMENT OF A MATERIAL FACT OR THE OMISSION TO STATE ANY MATERIAL FACT

         REQUIRED TO BE STATED THEREIN OR NECESSARY TO MAKE THE STATEMENTS THEREIN, IN LIGHT OF THE CIRCUMSTANCES IN WHICH THEY ARE MADE, NOT MISLEADING, OR THE FAILURE OF SUCH PROXY STATEMENT (OR OF THE TIMING OR MANNER OF DISTRIBUTION OF SUCH PROXY STATEMENT) TO COMPLY WITH THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND ALL RULES AND REGULATIONS PROMULGATED THEREUNDER AND THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE.

         (b) Section 2.04(b) of the Inducement Agreement shall be amended to read in full as follows (WITH MODIFIED TEXT BEING HIGHLIGHTED IN BOLD TEXT FORMAT):

                  (b) The aggregate loss recoverable by Indemnified Parties (considered together as a group) against Gould under this Article II shall not exceed: (i) $185,000,000 in the aggregate; (ii) $185,000,000 as to claims arising PRIOR TO OR in the First Contract Year; or (iii) $110,000,000 as to claims arising in the Second Contract Year (collectively, the "APPLICABLE CAP"). The "FIRST CONTRACT YEAR" and the "SECOND CONTRACT YEAR" are the two successive annual periods ending on the first and second anniversaries of the Closing Date, respectively. A claim shall be deemed to arise in a Contract Year if any of the material facts giving rise to such claim or any Loss resulting from facts asserted in such claim, first occurred or were first suffered in that Contract Year. Gould shall have no liability under this Article II for any claims for indemnification hereunder first asserted at any time after the fourth (4th) anniversary of the Closing Date (with respect to claims or Loss relating to or arising from fraud or willful misconduct on the part of Gould) or first asserted at any time after the third
         (3rd) anniversary of the Closing Date (as to any claims or Loss not relating to or arising from any fraud or willful misconduct on the part of Gould) or for any claims not deemed to arise (as defined above) PRIOR TO OR in the First Contract Year or in the Second Contract Year.

         (c) Sections 2.04(c) and 2.04(d) of the Inducement Agreement shall be amended to read in full as follows (WITH MODIFIED TEXT BEING HIGHLIGHTED IN BOLD TEXT FORMAT):

                  (c) Notwithstanding the foregoing provisions of this Section 2.04, the Applicable Cap shall not limit the amount of Gould's indemnity liability for, and Purchaser and any other Indemnified Party shall be entitled to recover from Gould, any and all Loss arising from:
         (i) fraud or willful misconduct on the part of Gould; (ii) any Loss resulting from any Seller Parties and/or any of their respective Affiliates (and/or any successors or assigns of any thereof to the extent such successors or assigns take any action whatsoever with respect to or in relation to any claim of any of the Seller Parties against Seller ("ASSIGNS"), instituting or causing to be instituted any Insolvency Action or any Insolvency Proceeding relating to Seller or any of Seller's assets at any time prior to the end of the Second Contract Year; (iii) any rescission of or injunction against the purchase by Purchaser Parties of the Purchased Assets pursuant to the Asset

         Purchase Agreement occurring PRIOR TO OR in the First Contract Year; or
         (iv) any Continuing Gould Claims or the pursuit, collection or enforcement thereof by any Seller Party and/or any of its Affiliates or any Assigns; PROVIDED, HOWEVER, that in no event will Losses in excess of the Applicable Cap for which Purchaser Parties may be indemnified hereunder include special or consequential damages or lost profits (but this proviso will not apply to limit the types of Loss recoverable by any Purchaser Parties below the Applicable Cap).

                           (d) For purposes of this paragraph (d), the term "ENCORE LOSS" shall mean any Loss arising solely out of the matters described in Sections 2.02(c), (d), (e), (f), (g), (i), (k), (l) or (m) hereof or solely as a result of a breach of Section 1.09 hereof. Gould shall not be required to provide indemnification for any Encore Loss to Purchaser Parties and other Indemnified Parties under this Article II unless and until the aggregate Encore Loss for which one or more Indemnified Parties seeks indemnification hereunder exceeds an aggregate of Five Hundred Thousand Dollars ($500,000) (the "GOULD BASKET"), in which event Gould shall be liable to indemnify the Purchaser Parties and the Indemnified Parties for all Encore Loss, including any Encore Loss within the Gould Basket. There shall be no Gould Basket or other "basket" of any amount with respect to any Loss other than an Encore Loss. Notwithstanding the foregoing, Purchaser and any other Indemnified Party shall be entitled to recover from Gould any Loss, regardless of the Gould Basket, arising from any of the matters described in clauses (i), (ii), (iii), or (iv) of Section 2.04(c) above or arising from the failure of any representation or warranty of Seller contained in Article VII of the Asset Purchase Agreement to be true and correct as of the Closing or arising from the fraud or willful misconduct on the part of Seller OR ARISING FROM THE MATTERS DESCRIBED IN SECTION 2.02(N) HEREOF OR ARISING FROM THE MATTERS DESCRIBED IN
         SECTION 2.02(O) HEREOF.

          (d) The following new Section 2.05 shall be added to the Inducement
Agreement:

                  2.05 AGREEMENT NOT TO DELAY. THE SELLER PARTIES WILL NOT SEEK OR MOVE TO DELAY ANY LITIGATION-RELATED ACTION TO RESCIND THE PURCHASE OF THE PURCHASED ASSETS FOR THE SOLE PURPOSE OF DEFERRING THE CONTRACT YEAR IN WHICH THE RESCISSION TAKES PLACE.

         3. TECHNOLOGY TRANSFER AND BONUS. Purchaser believes that it may be critical to Purchaser's ability to utilize and further develop and integrate the Storage Products that a certain employee of Seller or one of its subsidiaries (the "NAMED EMPLOYEE") exercise best efforts to transfer to Purchaser, and to train and cooperate with Purchaser technical personnel and management with respect to, all technical information and know-how relating to the Storage Products or to the manufacture, installation, use or integration thereof that is requested by Purchaser or known to the Named Employee, all in accordance with technology transfer requirements and procedures specified by Purchaser (collectively, the "TECHNOLOGY TRANSFER"). Accordingly, Gould, jointly and severally with Encore, agrees to fund, immediately upon demand by Purchaser, the payment of a bonus in the amount of (pound)120,000 to the Named Employee, which bonus shall be payable only if Purchaser determines that the Named Employee has exercised best efforts to effect and has successfully completed the Technology Transfer by the 90th day after the Closing Date. If this bonus is not so paid upon such demand, Purchaser may offset (pound)120,000 plus interest at the highest legally permissible rate from the Second Payment in accordance with the procedures specified in Section 9.05 of the Asset Purchase Agreement and without reference to the Basket limitations of
Section 9.04(a) thereof (and this offset sum shall not be credited against the Basket). The Named Employee is Nick Connolly.

         4. EFFECT OF THIS AGREEMENT. Except as expressly modified by this Agreement, the Inducement Agreement shall remain in full force and effect. To the extent that there is any conflict with or inconsistency between this Agreement and the Inducement Agreement, the provisions of this Agreement will prevail and govern.

         5. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GOULD ELECTRONICS INC.                  SUN MICROSYSTEMS, INC.

By:                                     By:
   ------------------------                ------------------------

Name:                                   Name:
     ----------------------                  ----------------------

Title:                                  Title:
      ---------------------                   ---------------------




                [SIGNATURE PAGE TO GOULD MODIFICATION AGREEMENT]

                                    EXHIBIT A

           COMPLAINTS FILED PRE-CLOSING IN THE DELAWARE CHANCERY COURT
                  AGAINST GOULD, SELLER AND SELLER'S DIRECTORS
                          BY THE PLAINTIFFS BELOW NAMED
                    RELATING TO THE ASSET PURCHASE AGREEMENT

1. Case No. 16044; Plaintiffs Collings, Helfgott, Kiley, Rosenblum, Stewart and Williams

2.       Case No. 16045; Plaintiff Croyden Associates

3.       Case No. 16046; Plaintiff William DiLorenzo

4.       Case No. 16049; Plaintiff Joseph Shires